UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2011 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 16, 2011 10:00 a.m. local time 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134

May 2, 2011

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Thursday, June 16, 2011, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2010 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2010 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 16, 2011.

Sincerely,

	James D. Palm	Mike Liddell
	Chief Executive Officer	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2011

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 16, 2011 at 10:00 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect five directors to serve until the Company’s 2012 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 26, 2011 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2011. This proxy statement and the Company’s 2010 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore

Chief Financial Officer and Secretary

This notice and proxy statement are first being mailed to stockholders on or about May 16, 2011.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as “Gulfport,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2011 Annual Meeting of Stockholders. This year, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company’s board of directors is providing the Company’s stockholders with a non-binding advisory vote on, among other proposals, the Company’s executive compensation and the frequency of holding such advisory vote. These and other proposals to be voted on by the Company’s stockholders at the 2011 Annual Meeting of Stockholders are described in more detail below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 6);

•	Approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 36);

•

Approving, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every one year,” “every two years” or “every three years” (see Proposal 3 on page 37);

•	The ratification of Grant Thornton LLP as our independent auditors for 2011 (see Proposal 4 beginning on page 38); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see page 36);

•	FOR holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every three years” (see page 37); and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2011.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 26, 2011. Each share of common stock is entitled to one vote. As of April 26, 2011, we had 47,444,236 shares of common stock outstanding and entitled to vote, excluding 99,585 shares of our restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 26, 2011 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

The five nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.

Proposals 2 and 4 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against these proposals will be counted as votes cast.

With respect to Proposal 3 to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated by Proposal 3 is required to approve, on an advisory basis, Proposal 3. If one of the voting options is not adopted by the required vote of the stockholders, our board of directors will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote on any of the proposals presented at the Annual Meeting.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2011 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors, to approve, on an advisory basis, the Company’s executive compensation and to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on the proposals to elect directors, to approve, on an advisory basis, the Company’s executive compensation and to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposals 2 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation contemplated by Proposal 3, you may vote in favor of holding such advisory vote every year, every two years or every three years or may “ABSTAIN” from the vote.

What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement, FOR approving, on an advisory basis, of holding an advisory vote on the Company’s executive compensation every three years and FOR the ratification of Grant Thornton LLP as our independent auditors for 2011.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2010 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors consists of five members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy adopted in the second quarter of 2007 is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors.

Cash Compensation

In 2010, we paid our non-employee directors a monthly retainer of $1,000 and a per meeting in-person attendance fee of $500 and reimbursed all ordinary and necessary expenses incurred by non-employee directors in the conduct of our business. In addition to the fees described above, each committee member of our board of directors receives $3,000 per year for his service on each committee, provided that the committee chairman receives $4,500 per year per committee. As of the date of this proxy statement, no changes to the cash compensation structure for our non-employee directors have been made for 2011.

Equity Compensation

From time to time, we provide our non-employee directors with equity compensation under our Amended and Restated 2005 Stock Incentive Plan as additional compensation and incentive. Our current non-employee directors are Donald L. Dillingham, David L. Houston and Scott E. Streller. In November 2009, we granted 6,666 shares of our restricted common stock to each of Messrs. Streller and Houston under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 12 substantially equal quarterly installments beginning on December 17, 2009. In March 2008, we granted 6,666 shares of our restricted common stock to Mr. Dillingham in connection with his appointment to our board of directors in November 2007, which shares vested in 36 equal monthly installments beginning on May 1, 2008. Due to the receipt of the grants of our restricted common stock described above, none of our non-employee directors received any equity awards in 2010. Further details regarding our director compensation in 2010 are set forth under the heading “Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $333,000. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2010?

The board of directors met five times in 2010. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2012 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MIKE LIDDELL, age 57. Mr. Liddell has served as a director of our company since July 1997 and as Chairman of the Board of our company since July 1998. Mr. Liddell served as Chief Executive Officer of our company from April 1998 to December 2005 and President of our company from July 2000 to December 2005. Mr. Liddell also served as President and Chief Executive Officer of Caliber Development Company, LLC from March 2004 until June 2006, and has served as its Chief Executive Officer since June 2006. In addition, Mr. Liddell served as Chief Executive Officer of DLB Oil & Gas, Inc., a publicly held oil and natural gas company, from October 1994 to April 1998, and as a director of DLB Oil & Gas from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB Oil & Gas. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. Mr. Liddell served as a director of Bronco Drilling Company, Inc., a provider of contract land drilling services, from May 2005 until August 2008 and as its Chairman of the Board from May 2005 until August 2007. Mr. Liddell has served as Chairman of the Board of Windsor Energy Group, L.L.C. and Great White Energy Services, LLC since December 2005 and November 2006, respectively, and served as Chairman of the Board of Diamondback Energy Services, Inc. from November 2006 until December 2008. Mr. Liddell received a Bachelor of Science degree in education from Oklahoma State University.

DONALD DILLINGHAM, age 48. Mr. Dillingham has served as a director of our company since November 2007. Since August 2001, Mr. Dillingham has served as the Senior Portfolio Manager for Avondale Investments, LLC and Merit Advisors, Inc., each of which is a registered investment advisor. Mr. Dillingham is currently the Senior Portfolio Manager for two mutual funds, a member of the investment committee of Merit Advisors, Inc. and the Vice-President/Treasurer of the Merit Advisors Investment Trust. From August 2002 to December 2004, Mr. Dillingham served as an adjunct professor of finance at the University of Oklahoma. From April 1998 to August 2001, Mr. Dillingham served as Senior Vice President, portfolio manager and state director for J.P. Morgan Investment Management. From March 1996 to April 1998, Mr. Dillingham served American Express as the state director responsible for managing the financial planning services and product sales for the state of Oklahoma. From May 1994 to December 1996, Mr. Dillingham worked for Bank of America as Vice-President of Investment Banking. Mr. Dillingham began his career in the finance industry with Stifel, Nicolaus as a fixed income analyst, risked based market maker and sales manager from August 1984 to May 1994. Mr. Dillingham received a Bachelors of Business and Administration in Accounting from the University of Oklahoma and his Masters of Business and Administration in Finance from Oklahoma City University. Mr. Dillingham is a Chartered Financial Analyst, a Certified Public Accountant and a Certified Financial Planner.

DAVID L. HOUSTON, age 58. Mr. Houston has served as a director of our company since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, Mr. Houston was President and Chief Executive Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008 and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Mr. Houston also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

JAMES D. PALM, age 66. Mr. Palm has served as a director of our company since February 2006 and as Chief Executive Officer of our company since December 2005. Prior to joining our company, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent

Exploration, LLC, a company he founded in 1995. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Masters in Business Administration in 1971, both from Oklahoma State University.

SCOTT E. STRELLER, age 43. Mr. Streller has served as a director of our company since August 2006. Since April 1993, Mr. Streller has operated an insurance agency for Farmer’s Insurance and Farmer’s Financial Solutions. Mr. Streller received a Master’s degree in Athletic Administration from Oklahoma State University and a Bachelor of Business Administration degree in Business Management from the University of Central Oklahoma.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2010
Audit	David L. Houston* Donald L. Dillingham Scott E. Streller

•    Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•    Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•    Monitors our compliance with legal and regulatory requirements.

•    Establishes procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•    Reviews and approves related party transactions.

•    Appoints, determines compensation, evaluates and terminates our independent auditors.

•    Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•    Prepares the report required by the SEC for the inclusion in our annual proxy statement.

•    Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

			4
Compensation	Scott E. Streller David L. Houston*	• Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management. • Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees. • Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.	2

Committee	Members	Principal Functions	Number of Meetings in 2010

•    Makes recommendations to the board with respect to incentive compensation.

•    Conducts annual performance evaluation of the committee.

•    Reviews disclosure related to executive compensation in our proxy statement.

•    Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•    Reviews and reassesses the adequacy of the compensation committee charter.

Nominating	Donald L. Dillingham David L. Houston Scott E. Streller*

•    Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•    Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•    Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•    Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for our company.

•    Conducts an annual assessment of the qualifications and performance of the board of directors.

•    Annually reviews and reports to the board of directors on the performance of management.

•    Reviews and reassesses the adequacy of the nominating committee charter.

1

*	Committee Chairperson

Do the committees have written charters?

Yes. The charters for our Audit Committee, Compensation Committee and Nominating Committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

Our board of directors has determined that Donald L. Dillingham, David L. Houston and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the Audit Committee, and Mr. Dillingham qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the Compensation Committee and the Nominating Committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2010, our non-management directors met in an executive session on December 29, 2010.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. Four of our directors attended the 2010 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

The Nominating Committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the Nominating Committee’s charter, our Nominating Committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the Securities and Exchange Commission, or the SEC, and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. In addition to the foregoing factors, our Nominating Committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our Nominating Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our Nominating Committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our Nominating Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this Annual Meeting, our Nominating Committee considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 6 above. In particular, with regard to Messrs. Liddell and Palm, our Nominating Committee considered their respective public company experience as executive officers and directors, as well as their strong oil and natural gas backgrounds. With respect to Mr. Palm, our Nominating Committee also considered his current and prior service with various state and independent advisory boards and committees in the petroleum industry. With regard to Mr. Dillingham, our Nominating Committee considered his strong background in finance and risk assessment and management developed as part of his career as a registered investment advisor and portfolio manager, as well as his academic experience. With regard to Messrs. Houston and Streller, our Nominating Committee considered their respective business backgrounds and risk assessment skills.

Director Leadership Structure

Since December 2005, the positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. In accordance with our bylaws, the position of the Chairman of the Board is an executive officer position and not an independent director position. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of our company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent board chairman, or a lead or presiding director, would improve the performance of our board of directors. Further, three out of five directors on our board are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our Audit, Nominating and Compensation committees, each having a separate independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating Committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as the company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. It its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing our company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the company with senior management.

While our board of directors is ultimately responsible for risk oversight at our company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2010.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2010.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by our Company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2010, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Securities and Exchange Act, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2010, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011. Our internal control over financial reporting as of December 31, 2010 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011. The Audit Committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company

Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Mike Liddell	57	Chairman of the Board and Director
James D. Palm	66	Chief Executive Officer, Director
Michael G. Moore	54	Vice President, Chief Financial Officer and Secretary

Biographical information for each of Messrs. Liddell and Palm is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

MICHAEL G. MOORE. Mr. Moore has served as Vice President and Chief Financial Officer of our company since July 2000. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration degree in Finance and his Masters in Business Administration from the University of Central Oklahoma.

Executive Compensation

Compensation Discussion And Analysis

Compensation Practices

Until the end of 2007, all compensation decisions for our Chief Executive Officer and our Chief Financial Officer (other than decisions relating to our equity compensation plans) were made by our Chairman of the Board. Our Chairman of the Board has been compensated as provided in his employment agreement with our company, which was effective as of June 1, 1999. Although our board of directors established a compensation committee effective as of February 14, 2006, until the end of 2007, the role of the compensation committee was limited, as we relied on the “controlled company” exemption and applicable transition rules provided by the Nasdaq listing standards. The compensation committee is currently composed entirely of independent directors. Since the end of 2007, the compensation committee has been primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our Chief Executive Officer and make recommendations to our board of directors and Chairman of the Board with respect to other executive officer compensation. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based compensation plans. The compensation committee operates in accordance with its charter, adopted effective as of February 14, 2006, which sets forth its powers and responsibilities described in more detail under the “Corporate Governance—Compensation Committee.”

Compensation Philosophy and Objectives

The objectives of our compensation program are to:

•	attract and retain key executives;

•	align the interests of our executives with those of our stockholders; and

•	motivate and reward individual performance and contributions.

Compensation Benchmarking

In the fall of 2007, the compensation committee engaged Equilar, an outside consultant, to perform a compensation survey, based on the available compensation data for fiscal 2006. In August 2009, the compensation committee engaged Equilar to provide an updated compensation survey to reflect present trends. The 2009 Equilar survey included the following industry peer companies: Abraxas Petroleum Corporation, Arena Resources Inc., Brigham Exploration Company, Carrizo Oil & Gas, Inc., Chesapeake Energy Corporation, Concho Resources Inc., Devon Energy Corporation, Energy XXI (Bermuda) LTD, Goodrich Petroleum Corporation, Ram Energy Resources Inc., Sandridge Energy Inc., St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Whiting Petroleum Corporation. Following its review of the 2009 survey, in November of 2009, the compensation committee discussed and evaluated the 2010 compensation packages of our Chairman of the Board, Chief Executive Officer and Chief Financial Officer in light of our 2009 performance, the value these executives bring to our company, market trends, peer benchmarking, economic climate, their respective experience and leadership roles and employee retention considerations. Based on such evaluation, the compensation committee did not make any substantive changes to our named executive officers’ 2010 compensation structure, except that in March of 2010, the compensation committee approved the grant of a restricted stock award with a time vesting component to our Chairman of the Board to continue to incentivize our Chairman of the Board, considering that all of his previously granted equity awards had vested.

In the fall of 2010, the compensation committee again engaged Equilar to provide executive compensation analysis for 2010 focusing on how base salaries, annual bonuses, equity awards and total compensation packages of our named executive officers compared to such compensation elements of similarly situated executives at peer group companies. The 2010 Equilar survey included the following industry peer companies: Abraxas Petroleum Corporation, Brigham Exploration Company, Carrizo Oil & Gas, Inc., Chesapeake Energy Corporation, Concho Resources Inc., Devon Energy Corporation, Energy XXI (Bermuda) LTD, Goodrich Petroleum Corporation, Petroleum Development Corporation, Petroquest Energy Inc., Sandridge Energy Inc., St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Whiting Petroleum Corporation. The 2010 Equilar survey revealed that our named executive officers’ compensation for 2010 was below the mean and median amounts received by similarly situated executives at peer group companies with respect to each compensation element. The compensation committee reviewed the results of the 2010 Equilar survey and evaluated the compensation packages of our Chairman of the Board, Chief Executive Officer and Chief Financial Officer in light of the compensation packages received by their peers. The compensation committee also considered our 2010 performance, the value these executives bring to our company, market trends, peer benchmarking, economic climate, their respective experience and leadership roles and employee retention considerations. The compensation committee noted that the Company demonstrated strong performance metrics as compared to its peers based on one year total shareholder return, three year total shareholder return and net income.

Based on these considerations, in November of 2010, the compensation committee granted 2010 discretionary bonuses to our named executive officers. Such bonuses represented increases from bonuses granted to such executive officers for the prior year, which were intended to reflect our strong 2010 performance and their respective contributions to our company and to bring our named executive officers’ overall compensation closer to the total compensation received by similarly situated executives at peer group companies, although our named executive officers’ overall compensation still remained below that of similarly situated executives at peer group companies. The compensation committee also considered the need to continue to incentivize our named executive officers by providing long term equity awards with a time vesting component in light of peer group companies’ practices. Based on the foregoing, the compensation committee approved a restricted stock award to our Chief Financial Officer. The compensation committee considered prior restricted stock awards granted to our Chairman of the Board in March of 2010 and to our Chief Executive Officer in December of 2008 and determined not to award any additional restricted stock grants to such executive officers. The compensation committee did not make any other substantive changes to our named executive officers’ current compensation structure. The elements of our compensation structure are discussed in more detail below.

Compensation Policy

The key elements of our compensation program are salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

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Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive. We also believe that our Chairman of the Board, Mike Liddell, our Chief Executive Officer, James D. Palm, and our Chief Financial Officer, Michael G. Moore, are critical to the long-term success of our company. To facilitate the retention of our Chairman of the Board and our Chief Executive Officer, we entered into an employment agreement with Mr. Liddell in May of 1999 and into an oral agreement with Mr. Palm with respect to their respective compensations and benefits. We believe that the terms of these agreements are reasonable as compared to similarly situated executives at peer group companies.

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Align the interests of our executives with those of our stockholders. In the past, we used both options and restricted stock awards to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. In March 2010, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chairman of the Board under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 12 substantially equal quarterly installments, beginning on March 18, 2010. In addition, in November 2010, the compensation committee granted a restricted stock award of 45,000 shares of restricted common stock to our Chief Financial Officer under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014. It is anticipated that in the future the compensation committee will continue to structure our long-term incentive compensation in the form of restricted stock awards, consistent with peer group companies’ practices. For a discussion of the Company’s long-term incentive policy, see “Long Term Incentive Compensation” below.

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Stock Options. Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Under our outstanding stock options, the right to buy underlying shares generally vests in 36 substantially equal monthly installments from the date of grant, except that certain options vest in five substantially equal annual installments beginning on the first anniversary of the date of grant. We awarded these stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.

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Restricted Stock Awards. In December 2008, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chief Executive Officer under our Amended and Restated 2005 Stock Incentive Plan, which vest in 12 substantially equal quarterly installments. Of this award, 50,000 shares had vested as of December 31, 2010 and the 16,667 remaining unvested shares vest in three substantially equal quarterly installments on March 18, 2011, June 17, 2011 and September 17, 2011. We did not grant any equity awards to any of our executive officers in 2009. As additional compensation and incentive, in March 2010, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chairman of the Board under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 12 substantially equal quarterly installments. Of this amount, 22,220 shares had vested as of December 31, 2010 and the 44,447 remaining unvested shares vest in eight substantially equal quarterly installments on March 18, June 17, September 17 and December 17 of each year through December 17, 2012. In November 2010, the compensation committee granted a restricted stock award of 45,000 shares of restricted common stock to our Chief Financial Officer under our Amended and Restated 2005 Stock Incentive Plan to continue to provide incentive to him, which shares vest in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014. Restricted stock awards ensure that our executives have a continuing stake in the long-term success of our company as the value of the award will depend on the stock price at the time of vesting.

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Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding discretionary bonuses and equity awards.

Compensation Components

Base Salary

Salaries for our Chairman of the Board and our Chief Executive Officer are provided in their respective agreements described in more detail under the heading “Employment Agreements” below. The annual base salary for our Chairman of the Board is increased annually in an amount equal to any increase in the cost of living as determined in accordance with his employment agreement. The respective salaries for our Chief

Executive Officer and Chief Financial Officer for 2010 were determined by our compensation committee and our Chairman of the Board, respectively. With respect to the 2010 salaries of our Chief Executive Officer and our Chief Financial Officer, the various factors considered included the recommendation of our Chairman of the Board, the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of such executive officer and changes in responsibilities, the experience, leadership and potential future contributions to the Company and, in the case of our Chief Executive Officer, his oral employment agreement with the Company. In the future, we anticipate that the compensation committee will continue to review the base salaries of our named executive officers on an annual basis, subject to the terms of any employment agreements that we may have with our named executive officers, and will consider similar factors, as well as the recommendation of our Chairman of the Board with respect to base salaries of other named executive officers. During 2010, the annual base salaries for our Chairman of the Board, our Chief Executive Officer and our Chief Financial Officer were $262,330, $225,000 and $300,000, respectively.

In November 2010, the compensation committee reviewed and considered salaries for our Chairman of the Board, Chief Executive Officer and Chief Financial Officer for 2011, taking into consideration their 2010 compensation packages and the compensation survey prepared by Equilar in the fall of 2010. The compensation committee also considered the Company’s strong performance, as compared to its peers, based on one year total shareholder return, three year total shareholder return and net income. Further, the compensation committee considered value the executives bring to the Company, market trends, peer benchmarking, economic climate, experience, leadership and employee retention and, in the case of our Chairman of the Board and Chief Executive Officer, the terms of their respective agreements with the Company. Following such review, the compensation committee adjusted the base salary of our Chairman of the Board for the increase in cost of living, as provided by his employment agreement, and to date has made no adjustments to the respective base salaries of our Chief Executive Officer and Chief Financial Officer for 2011.

Discretionary Bonus

The compensation committee determined the year end discretionary bonuses that were paid to our named executive officers based on their respective performances in 2010 and other factors, including Company performance in 2010, the value the executives bring to the Company, market trends, peer benchmarking, economic climate, experience, leadership and employee retention. Based on the considerations described under “Compensation Benchmarking,” the compensation committee determined that our Chief Executive Officer would receive a year-end discretionary bonus of $100,000, and our Chief Financial Officer would receive a year-end discretionary bonus of $225,000 in recognition of their services to the Company. In addition, the compensation committee determined that our Chairman of the Board would receive a 2010 discretionary bonus of $50,000. Such bonuses represented increases from bonuses granted to such executive officers for the prior year, and were intended to reflect our strong 2010 performance and their respective contributions to our company and to bring our named executive officers’ overall compensation closer to the total compensation received by similarly situated executives at peer group companies, although our named executive officers’ overall compensation still remained below that of similarly situated executives at peer group companies. No specific financial or operational performance targets were set by the compensation committee for 2010 or 2011 with respect to discretionary bonuses or other executive compensation.

Long-Term Incentive Compensation

2010 Awards. In March 2010, the compensation committee reviewed and evaluated our Chief Executive Officer’s performance during 2010. As part of this process, the committee considered a 2009 survey by a nationally recognized compensation consulting firm, Equilar, with respect to executive and board of directors’ compensation as it relates to a selected industry peer group. The compensation committee also considered the current status of the energy sector with a special focus on the Company’s peer group and the national and global economic conditions and reviewed the Chief Executive Officer’s outstanding equity awards, including his 2008 award of our restricted common stock, and related exercise prices. Following a thorough review of the 2009

Equilar study, and taking into consideration the factors mentioned above and then current economic conditions, the compensation committee determined not to make any new equity awards for Mr. Palm or any of our other executive officers in 2009. As additional compensation and incentive, in March 2010, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chairman of the Board under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in 12 substantially equal quarterly installments, beginning on March 18, 2010. In addition, in November 2010, following its evaluation of the 2010 Equilar survey performed in the fall of 2010, the compensation committee granted a restricted stock award of 45,000 shares of restricted common stock to our Chief Financial Officer under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014. For more information regarding the 2009 and 2010 Equilar surveys and our peer groups for 2009 and 2010, see “Compensation Benchmarking” above.

Long-Term Incentive Policy. Although in the past we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the compensation committee believe that restricted stock awards are an essential component of our compensation strategy, and currently intend to primarily offer such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during 2011 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our Amended and Restated 2005 Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plan is described below under the heading “Amended and Restated 2005 Stock Incentive Plan.”

In November 2010, the compensation committee reviewed and discussed the Company’s current equity compensation plan and objectives. The compensation committee considered the advisability of developing a plan for appropriate benchmarking with respect to the Company’s equity award program and the need to issue new equity awards as old awards become fully vested, so as to provide future incentives to our executive officers. Upon review, the compensation committee did not establish any objective performance targets or make any other changes to its long-term incentive policy for 2011.

Perquisites and Other Personal Benefits

Our company provides certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and in the case of our Chief Financial Officer, a company vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table.

Broad-Based Employee Benefits

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401(k) Plan. We have retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made regardless of employee’s deferrals into the plan. In 2010, we made a safe harbor and discretionary contribution totaling 6% for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service’s regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Retirement Plans—401(k) Plan” below.

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Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Employment Agreements

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $262,330 effective as of June 1, 2010. In the event that Mr. Liddell’s employment is terminated by us without cause, Mr. Liddell would be entitled to receive twelve months of his then current base salary, and all of his then unexercisable options would become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We have entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. For 2010, Mr. Palm’s annual salary was $225,000. To date, the compensation committee has made no adjustments to Mr. Palm’s annual salary for 2011. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of a significant corporate transaction involving a change in control (as defined under the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control.”

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The Compensation Committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

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We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance;

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We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our board of directors, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our peer group companies, and therefore do not encourage our named executive officers to be overly conservative with respect to taking appropriate amount of risk to increase stockholder value.

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Our annual bonuses are designed to award achievement of short-term results. The payment and amounts of such bonuses are within the discretion of and determined by our board of directors based on our company’s performance for the prior fiscal year and annual performance evaluations of our named executive officers.

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Stock options and restricted stock awards granted to our named executive officers are subject to time vesting provisions. We award stock options in order to align compensation with company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. We award restricted stock awards to ensure that our executives have a continuing stake in the long-term success of our company as the value of the award will depend on the stock price at and after the time of vesting. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to take appropriate amount of risk.

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Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable.

Based on the foregoing, the Compensation Committee believes that our company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on our company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of our company and our stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation.” Non-vested shares are deemed issued and outstanding from a legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston

Scott Streller

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our other highest paid executive officer for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James D. Palm	2010	$225,000	$100,000	$—		$—	$22,686	$347,686
Chief Executive Officer	2009	$225,000	$50,000	$—		$—	$13,800	$288,800
	2008	$225,000	$25,000	$268,668	(3)	$—	$17,325	$535,993

Mike Liddell	2010	$262,330	$50,000	$662,003	(4)	$—	$22,686	$997,019
Chairman of the Board	2009	$261,373	$40,000	$—		$—	$21,025	$322,398
	2008	$260,585	$40,000	$—		$—	$24,550	$325,135

Michael G. Moore	2010	$300,000	$225,000	$783,000	(5)	$—	$28,811	$1,336,811
Vice President, Chief Financial Office and Secretary	2009	$300,000	$125,000	$—		$—	$19,925	$444,925
	2008	$279,340	$100,000	$—		$—	$23,450	$402,790

(1)	The amount reported in the Stock Awards column reflects the fair value of the restricted stock award on the award date. The amount was calculated using certain assumptions, as set forth in Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K, filed with the SEC on March 14, 2011.
(2)	Amounts for Mr. Liddell include our 401(k) plan contributions of $22,686, $13,800 and $17,325 for 2010, 2009 and 2008, respectively, and life insurance premium payments of $7,225 for each of 2009 and 2008. Amounts for Mr. Palm include our 401(k) plan contributions of $22,686, $13,800 and $17,325 for 2010, 2009 and 2008, respectively. The amounts for Mr. Moore for 2010, 2009 and 2008 represent our 401(k) plan contributions of $22,686, $13,800 and $17,325, respectively, and $6,125, $6,125 and $6,125, respectively, attributable to use of a company vehicle.
(3)	Mr. Palm’s restricted stock award of 66,667 shares of our restricted common stock vests in 12 substantially equal quarterly installments beginning on December 17, 2008.
(4)	Mr. Liddell’s restricted stock award of 66,667 shares of our restricted common stock vests in 12 substantially equal quarterly installments beginning on March 18, 2010.
(5)	Mr. Moore’s restricted stock award of 45,000 shares of our restricted common stock vests in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our other highest paid executive officer in fiscal 2010 under any Company plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
James D. Palm	—	—	—	—	—		—	—	—
Chief Executive Officer

Mike Liddell	03/08/2010	—	—	—	66,667	(1)	—	—	662,003	(1)
Chairman of the Board

Michael G. Moore	11/03/2010	—	—	—	45,000	(2)	—	—	783,000	(2)
Vice President, Chief Financial Officer & Secretary

(1)	Mr. Liddell’s restricted stock award of 66,667 shares of our restricted common stock vests in 12 substantially equal quarterly installments beginning on March 18, 2010. The amount was calculated using certain assumptions, as set forth in Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K, filed with the SEC on March 14, 2011.
(2)	Mr. Moore’s restricted stock award of 45,000 shares of our restricted common stock vests in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014. The amount was calculated using certain assumptions, as set forth in Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K, filed with the SEC on March 14, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our other highest paid executive officer at December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vest ($)(2)
James D. Palm	200,000	—	$11.20	12/1/2015	16,667	(3)	$361,341
Mike Liddell	182,908	—	$3.36	1/24/2015	44,447	(4)	$963,611
Michael G. Moore	10,000	—	$3.36	1/24/2015	—		$—
	20,000	—	$9.07	9/9/2015	42,000	(5)	$910,560

(1)	The option expiration date reflects the tenth anniversary from the date of grant.

(2)	Market value of shares or units that have not vested is based on the closing price of $21.68 per share of our common stock on The NASDAQ Global Select Market on December 31, 2010, the last trading day of 2010.
(3)	These shares of restricted stock vest in three substantially equal quarterly installments on March 18, 2011, June 17, 2011 and September 17, 2011.
(4)	These shares of restricted stock vest in eight substantially equal quarterly installments on March 18, June 17, September 17 and December 17 of each year through December 17, 2012.
(5)	These shares of restricted stock vest in four annual installments as follows: 6,000 shares vest on December 17, 2011; 9,000 shares vest on December 17, 2012; 12,000 shares vest on December 17, 2013; and 15,000 shares vest on December 17, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James D. Palm	—	—	22,220	324,175	(1)
Mike Liddell	—	—	22,220	324,123	(1)
Michael G. Moore	—	—	3,000	62,580	(1)

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on The NASDAQ Global Select Market.

DIRECTOR COMPENSATION

The following table contains information with respect to 2010 compensation of our directors who served in such capacity during that year, except that the 2010 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Donald L. Dillingham(1)	19,000	—	—	19,000
David L. Houston(1)	25,000	—	—	25,000
Scott E. Streller(1)	23,500	—	—	23,500

(1)	There were 660, 3,889 and 3,889 shares of unvested restricted common stock outstanding at the end of 2010 for Messrs. Dillingham, Houston and Streller. In addition, options to purchase an aggregate of 20,000 shares of common stock were outstanding for Mr. Houston at the end of 2010.

Retirement Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2010, we made a safe harbor and discretionary contribution totaling 6% for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Services’ regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Amended and Restated 2005 Stock Incentive Plan

Our Amended and Restated 2005 Stock Incentive Plan was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards, performance awards and stock appreciation rights. Our board of directors, or a committee of the board of directors, serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and our affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 3,000,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. In March 2010, the compensation committee granted a restricted stock award of 66,667 shares of restricted common stock to our Chairman of the Board under our Amended and Restated 2005 Stock Incentive Plan. Of this amount, 22,220 shares had vested as of December 31, 2010, and the remaining 44,447 shares vest in eight substantially equal quarterly installments on each March 18, June 17, September 17 and December 17 through December 17, 2012. In addition, in November 2010, the compensation committee granted a restricted stock award of 45,000 shares of restricted common stock to our Chief Financial Officer under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in five annual installments. Of this amount, 3,000 shares vested on December 17, 2010 and 6,000 shares vest on December 17, 2011, 9,000 shares vest on December 17, 2012, 12,000 shares vest on December 17, 2013 and 15,000 shares vest on December 17, 2014. On April 15, 2011, 433,241 shares were issuable upon exercise of outstanding options and 314,773 shares of restricted common stock had been granted under this plan. There were 1,034,341 shares available for future grants under this plan.

In the event of significant corporate transaction involving a change in control (as defined in the plan) of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2010, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	571,627	$7.23	1,034,341
Equity compensation plans not approved by security holders	—	—	—

(1)	Refers to our Amended and Restated 2005 Stock Incentive Plan and our 1999 Stock Option Plan.
(2)	Includes 113,386 shares of unvested restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan.
(3)	The weighted average exercise price does not take into account shares of restricted common stock because they have no exercise price.

Employment Agreements

What are the terms of the employment agreements with our executive officers?

In May 1999, we entered into an employment agreement with Mike Liddell, our Chairman of the Board. The agreement had an initial five-year term and automatically renews for successive one-year terms thereafter. The agreement provides for an annual base salary of $200,000, adjusted for cost of living increases. As a result of these increases, Mr. Liddell’s base salary had risen to $262,330 effective June 1, 2010. Upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. The agreement also restricts Mr. Liddell’s use or disclosure of any of our confidential information during the term of the agreement and for a period of five years thereafter.

We also entered into an oral agreement with James D. Palm, our Chief Executive Officer, with respect to his compensation and benefits, pursuant to which Mr. Palm is entitled to an annual salary of $200,000 and, at the discretion of our board of directors, an annual cash incentive bonus. For 2010, Mr. Palm’s annual salary was $225,000. The compensation committee has determined that Mr. Palm’s annual salary for 2011 will remain at the 2010 level. Mr. Palm is also eligible to participate in all insurance, retirement and benefits plans available to our other employees.

Change in Control Arrangements

Our named executive officers do not currently have any change in control arrangements, except that Mr. Liddell’s employment agreement provides that upon termination of Mr. Liddell’s employment by us without cause, Mr. Liddell is entitled to receive twelve months of his then current base salary, and all of his then unexercisable options will become exercisable. See “Employment Agreements” above. In addition, our Amended and Restated 2005 Stock Incentive Plan provides that in the event of a significant corporate transaction involving a change in control of our company, such as a dissolution or liquidation of us, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the Amended and Restated 2005 Stock Incentive

Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under the Amended and Restated 2005 Stock Incentive Plan in the event of a change in control.

Potential payments to our Chief Executive Officer and our other named executive officers upon termination or following a change in control event are set forth under the heading “Potential Payments upon Termination or Change-in-Control” below.

Potential Payments Upon Termination or Change-in-Control

If Mr. Liddell had been terminated at December 31, 2010 without cause, he would have been entitled to $262,330 in cash severance payments. If Messrs. Palm and Moore had been terminated at December 31, 2010 for any reason, they would have been entitled to no cash severance payments.

Stock Ownership

Holdings of Major Stockholder

The following table sets forth certain information regarding the beneficial ownership as of April 15, 2011 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owners		Percent of Class
Charles E. Davidson	8,565,786	(2)	18.0%
411 W. Putnam Avenue Greenwich, CT 06830

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 47,543,821 shares of common stock outstanding as of April 15, 2011, including 99,585 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based on the Schedule 13D/A filed with the SEC on April 7, 2011 by Charles E. Davidson and CD Holding Company, LLC. Represents 8,565,786 shares of common stock held by CD Holding Company, LLC. Mr. Davidson is the manager and a member of CD Holding Company, LLC and the Chairman and Chief Investment Officer of Wexford Capital LP.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 15, 2011 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Mike Liddell(2)	910,288	1.9%
Donald L. Dillingham	6,666	*
David L. Houston(3)	46,666	*
Scott E. Streller(4)	12,632	*
James D. Palm(5)	223,887	*
Michael G. Moore(6)	73,100	*
Directors and Executive Officers as a Group (6 persons)	1,273,239	2.7%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 15, 2011, or exercisable within 60 days of April 15, 2011, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 47,543,821 shares of common stock outstanding as April 15, 2011, including 99,585 shares of restricted common stock awarded under our Amended and Restated 2005 Stock Incentive Plan, but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 15, 2011 or within 60 days of April 15, 2011.

(2)	Represents (i) 669,412 shares of our common stock held by Mr. Liddell directly, (ii) 38,887 unvested shares of restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, which vest in seven substantially equal quarterly installments during the period June 17, 2011 through December 17, 2012, (iii) 19,081 shares of our common stock held by Liddell Investments LLC, an entity controlled by Mr. Liddell, of which shares Mr. Liddell may be deemed to be the beneficial owner, and (iv) options to purchase 182,908 shares of our common stock, all of which are fully vested and exercisable as of April 15, 2011.
(3)	Represents (i) 23,333 shares of our common stock held by Mr. Houston directly, (ii) options to purchase 20,000 shares of our common stock, all of which are fully vested and exercisable as of April 15, 2011 and (iii) 3,333 unvested shares of restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, which vest in six substantially equal quarterly installments during the period June 17, 2011 through September 17, 2012.
(4)	Represents (i) 9,299 of our common stock held by Mr. Streller directly and (ii) 3,333 unvested shares of our restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, which vest in six substantially equal quarterly installments during the period June 17, 2011 through September 17, 2012.
(5)	Represents (i) 10,000 shares of our common stock, of which Mr. Palm and his spouse, Terri Palm, have shared voting and dispositive powers, (ii) 27,773 shares of our common stock held by Mr. Palm directly, (iii) options to purchase 175,000 shares of our common stock, all of which are fully vested and exercisable as of April 15, 2011 and (iv) 11,114 unvested shares of our restricted stock, granted on December 5, 2008 under the Amended and Restated 2005 Stock Incentive Plan, which vest in two substantially equal quarterly installments on June 17, 2011 and September 17, 2011.
(6)	Represents (i) 1,100 shares of our common stock held by Mr. Moore directly, (ii) 42,000 unvested shares of restricted common stock granted under the Amended and Restated 2005 Stock Incentive Plan, which shares vest in four annual installments of 6,000 shares on December 17, 2011, 9,000 shares on December 17, 2012, 12,000 shares on December 17, 2013 and 15,000 shares on December 17, 2014 and (iii) options to purchase 30,000 shares of our common stock, all of which are fully vested and exercisable as of April 15, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2010 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The Audit Committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the Audit Committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is a written policy included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the Audit Committee Charter, the Audit Committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the Audit Committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the Audit Committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Administrative Services Agreements

We are a party to an administrative service agreement with Great White Energy Services LLC, which we refer to as Great White, which agreement was entered into effective as of July 22, 2006. Under this agreement, our services include accounting, human resources, legal and technical support. The services provided and the fees for such services can be amended by mutual agreement of the parties. This administrative service agreement had an initial three-year term, and upon expiration of that term the agreement has continued on a month-to-month basis. This administrative service agreement is terminable by either party at any time with at least 30 days prior written notice. Great White reimburses us for our dedicated employee time and related general and administrative costs based on the proportionate amount of time our employees spent performing services for such entity. Our services under this agreement ceased in January 2007, and we were not reimbursed any amounts by Great White for services provided under this agreement during the year ended December 31, 2010. However, Great White owes continuing indemnification obligations to us in connection with the pending Cudd litigation described in more detail in our Annual Report on Form 10-K. Great White paid us $67,000 in 2010 as reimbursement for our attorneys fees and expenses in connection with such litigation. Great White is controlled by Wexford Capital LP. Charles Davidson, who beneficially owned approximately 18.0% of our outstanding common stock as of April 15, 2011, is the Chairman and Chief Investment Officer of Wexford Capital LP. Mike Liddell, our Chairman of the Board, is also Chairman of the Board of Great White.

We are also a party to administrative service agreements with Stampede Farms LLC, which we refer to as Stampede Farms, Grizzly Oil Sands ULC, which we refer to as Grizzly, Everest Operations Management LLC, which we refer to as Everest, and Tatex Thailand III, LLC, which we refer to as Tatex III, which agreements were each entered into effective March 1, 2008. Under these agreements, our services include professional and technical support. The services provided under these agreements and the fees for such services can be amended by mutual agreement of the parties. Each of these administrative service agreements had an initial two-year term, and has continued thereafter on a month-to-month basis. Each agreement may be cancelled by either party to such agreement with at least 60 days prior written notice and is also terminable (1) by the counterparty at any time with at least 30 days prior written notice to us and (2) by either party if the other party is in material breach and such breach has not been cured within 30 days of receipt of written notice of such breach. We did not provide services under any of these agreements in 2010 and received no reimbursements thereunder. Each of Stampede Farms, Grizzly, Everest and Tatex III is controlled by Wexford Capital LP. Our administrative service agreement with Grizzly was terminated effective December 31, 2010.

Effective July 1, 2008, we entered into an acquisition team agreement with Everest to identify and evaluate potential oil and gas properties in which we and Everest or its affiliates may wish to invest. Pursuant to this agreement, Gulfport and Everest each agreed to form an acquisition team. Upon a successful closing of an acquisition or divestiture, the party whose acquisition team identified the acquisition or divestiture is entitled to receive a fee from the other party and its affiliates, if applicable, participating in such closing. The fee is equal to 1% of the party’s proportionate share of the acquisition or divestiture consideration. The agreement has a one year term unless earlier terminated by either party upon 30 days notice.

From time to time, two of our petroleum engineers provide services relating to evaluation of potential investments to Wexford Capital LLC and geological evaluations, seismic review and similar services to Tatex Thailand II, LLC, or Tatex II, and Tatex III. Wexford Capital LLC, Tatex II and Tatex III, respectively, have agreed to reimburse us based on the amount, scope and nature of services provided by our petroleum engineers to such entities. Each of Tatex II and Tatex III is controlled by Wexford Capital LP. We did not provide any services under these arrangements in 2010.

Services Provided to Us by Our Affiliates

We contract with Athena Construction, L.L.C., which we refer to as Athena, to provide barge services in our West Cote Blanche Bay, or WCBB, and Hackberry fields located along the Louisiana Gulf Coast. For the year ended December 31, 2010, we paid Athena $3,036,000 and owed an additional $791,000 for such services at that date. Athena is controlled by Wexford Capital LP.

Windsor Energy Group operates our Permian Basin wells in West Texas. For the year ended December 31, 2010, we paid Windsor Energy Group $32,641,000 and owed an additional $5,871,000 for such services at that date. Mike Liddell, our Chairman of the Board, is also Chairman of the Board of Windsor Energy Group, L.L.C. Windsor Energy Group is controlled by Wexford Capital LP.

Effective March 1, 2008, Everest provides tax planning, preparation of supporting tax schedules and consultation services to us, based on agreed upon fee structure. The scope of such services can be modified upon mutual agreement of the parties. Everest is controlled by Wexford Capital LP. We paid Everest $10,000 for these services in 2010.

Caliber Development Company, LLC, or Caliber, provides building maintenance services for our headquarters in Oklahoma City, Oklahoma. For the year ended December 31, 2010, we paid Caliber $18,000 and owed an additional $3,000 at that date. Mike Liddell, our Chairman of the Board, is Chief Executive Officer of Caliber. Caliber is an entity controlled by Wexford Capital LP.

Great White Directional Services LLC, which we refer to as Directional, performs directional drilling services for us at our WCBB and Hackberry fields. For the year ended December 31, 2010, we paid Directional approximately $2,755,000 and owed an additional $952,000 for such services at that date. Directional is an entity controlled by Wexford Capital LP.

Great White Pressure Control, which we refer as Pressure Control, performs services for us at our WCBB field. At December 31, 2010, we owed $80,000 to Pressure Control for such services at that date. No amounts were paid to Pressure Control in 2010. Pressure Control is an entity controlled by Wexford Capital LP.

Black Fin P&A, LLC, which we refer to as Black Fin, performs plugging and abandonment services for us at our WCBB field. For the year ended December 31, 2010, we paid $826,000 to Black Fin for such services at that date. No additional amounts were owed to Black Fin at December 31, 2010. Black Fin is an entity controlled by Wexford Capital LP.

Our Investments in Affiliates and Related Agreements

During 2005, we purchased a 23.5% ownership interest in Tatex II at a cost of $2,400,000. The remaining interests in Tatex II are owned by other entities controlled by Wexford Capital LP. Tatex II, a privately-owned entity, holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC, or APICO, an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering three million acres which includes the Phu Horm Field. During 2010, we received $565,000 in distributions, reducing our total investment in Tatex II (including previous investments) to $1,907,000.

During the first quarter of 2008, we purchased a 5% ownership interest in Tatex III at a cost of $850,000. In December 2009, we purchased an additional approximately 12.9% ownership interest at a cost of approximately $3,385,000 bringing our total ownership interest to approximately 17.9%. Approximately 68.7% of the remaining interests in Tatex III are owned by other entities and individuals affiliated with Wexford Capital LP. During 2010, we paid $402,000 in capital calls, bringing our total investment in Tatex III to $4,660,000.

During the third quarter of 2006, we purchased, through our wholly owned subsidiary Grizzly Holdings, Inc., a 24.9999% interest in Grizzly, a Canadian unlimited liability company, for approximately $8,200,000. The remaining interests in Grizzly are owned by other entities controlled by Wexford Capital LP. During 2006 and 2007, Grizzly acquired leases in the Athabasca region located in the Alberta Province near Fort McMurray near other oil sands development projects. Grizzly has approximately 534,000 acres under lease and, at December 31, 2010, our net investment in Grizzly was approximately $46,460,000, including a note receivable of $20,006,000 as discussed in the following paragraph.

We, through our wholly owned subsidiary Grizzly Holdings Inc., entered into a loan agreement with Grizzly effective January 1, 2008, under which Grizzly may borrow funds from us. Borrowed funds bear interest at LIBOR plus 4% and had an original maturity date of December 31, 2012. Effective April 1, 2010, the loan agreement was amended to modify the interest rate to 0.69% and change the maturity date to December 31, 2011. Effective October 15, 2010, the loan agreement was further amended to change the maturity date to the original maturity date of December 31, 2012. Interest is paid on a paid-in-kind basis by increasing the outstanding balance of the loan. We loaned Grizzly approximately $2,877,000 during the year ended December 31, 2010. The Company recognized interest income of approximately $267,000 for the year ended December 31, 2010 under this loan agreement. The note balance was increased by approximately $942,000 as a result of a currency translation gain for the year ended December 31, 2010.

Area of Mutual Interest and Related Agreements

Effective as of November 1, 2007, we and Windsor Permian entered into an area of mutual interest agreement to jointly acquire oil and gas leases in the Permian Basin. The agreement provides that each party must offer the other party the right to participate in 50% of each such acquisition. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement.

In connection with the area of mutual interest agreement, we, Windsor Permian and Windsor Energy Group, L.L.C., as the operator, entered into the joint development agreement, effective as of November 1, 2007, pursuant to which we and Windsor Permian agreed to develop certain jointly held oil and gas leases in the Permian Basin, and Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of the joint operating agreement, effective as of November 1, 2007. In the event either party has greater than a 50% interest in a prospect, as defined in the development agreement, the majority party may designate the operator of its choice. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

Effective January 1, 2008, we entered into an area of mutual interest agreement with Bakken and Windsor Dakota LLC, or Windsor Dakota, to jointly acquire oil and gas leases on certain lands located in North Dakota and Montana for the purpose of exploring, exploiting and producing oil and gas from the Bakken Shale. The agreement provides that each party must offer the other party the right to participate in such acquisition in proportion to its participating interest, which is 20% for us and 80% for Bakken and Windsor Dakota, collectively. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, we, Bakken, Windsor Dakota and Windsor Energy Group, L.L.C., as the operator, also entered into an exploration agreement, effective as of January 1, 2008, pursuant to which we, Bakken and Windsor Dakota agreed to jointly evaluate, explore, exploit and develop the contract area, and Windsor Energy Group, L.L.C. agreed to act as the operator under the terms of a joint operating agreement. In the event Gulfport has greater than a 50% interest in a prospect, as defined in the exploration agreement, the parties agreed to support Gulfport as the operator. The parties agreed to pay Windsor Energy Group, L.L.C. for its services as the operator with respect to the contract area as provided in the joint operating agreement.

Effective April 1, 2010, we entered into an area of mutual interest agreement with Windsor Niobrara LLC, which we refer to as Windsor Niobrara, to jointly acquire oil and gas leases on certain lands located in Northwest Colorado for the purpose of exploring, exploiting and producing oil and gas from the Niobrara Formation. The agreement provides that each party must offer the other party the right to participate in such acquisitions on a 50/50 basis. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, we and Windsor Niobrara also entered into a development agreement, effective as of April 1, 2010, pursuant to which we and Windsor Niobrara agreed to jointly develop the contract area, and we agreed to act as the operator under the terms of a joint operating agreement. Windsor Niobrara is controlled by Wexford Capital LP.

Utica Agreement

In February 2011, we entered into an agreement to acquire certain leasehold interests in 27,500 gross (13,750 net) acres located in the Utica Shale in Ohio. The agreement also grants us an exclusive right of first refusal for a period of six months on certain additional tracts leased by the seller. Windsor Energy Group, L.L.C., directly or through one or more of its affiliates, has agreed to participate with us on a 50/50 basis in the acquisition of all of the leases described above. We will be the operator on this acreage in the Utica Shale. The purchase price for our 50% interest in the initial acreage is approximately $31.6 million, subject to certain closing adjustments. This transaction is expected to close in mid-May 2011. Windsor Energy Group, L.L.C. is controlled by Wexford Capital LP.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

In accordance with the Dodd-Frank Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the Compensation Committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the Compensation Committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions and (iii) include long-term vesting provisions in the restricted stock grants to encourage executives to focus on long-term performance.

Board Voting Recommendation

The board of directors unanimously recommends that stockholders vote “FOR” this Proposal 2.

Proposal to Approve, on an Advisory Basis, the Frequency of Advisory Stockholder Vote on the Company’s Executive Compensation

(Item 3 on the Proxy Card)

In accordance with the Dodd-Frank Act, our board of directors is also providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, our board of directors and the Compensation Committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

Our board of directors believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of the Company’s executive compensation over a longer period. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of our board of directors. For information regarding stockholder communications with our board of directors, see “Corporate Governance Matters and Communications with the board of directors.”

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the board of directors’ recommendation on this item.

Board Voting Recommendation

The board of directors unanimously recommends that stockholders vote for the option of “every three years” for future advisory votes on executive compensation.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 4 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2011. The Audit Committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2010 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2009 and 2010?

Grant Thornton’s fees for professional services totaled $312,240 for 2009 and $376,556 for 2010. Grant Thornton’s fees for professional services included the following:

•

Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $312,240 in 2009 and $376,556 in 2010.

•

Audit-Related Fees – aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $0 in 2009 and $0 in 2010.

•	Tax and All Other Fees – there were no tax or other fees for products or services provided by Grant Thornton in addition to the services described above in 2009 or 2010.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2009 and 2010 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton in 2009 or 2010.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2011.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2012 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 17, 2012.

Stockholders who wish to propose a matter for action at the 2012 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 17, 2012 and March 19, 2012. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Michael G. Moore, Corporate Secretary, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•

If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Mike Liddell, James D. Palm and Michael G. Moore (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 16, 2011 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2011 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2, 3 AND 4 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side.)

Ù  Detach here from proxy voting card.  Ù

GULFPORT ENERGY CORPORATION
		FOR all nominees listed (except as withheld)			WITHHOLD AUTHORITY to vote for nominees listed
		☐			☐
Proposal 1 - ELECTION OF DIRECTORS

01	Mike Liddell	☐			☐

02	Donald L. Dillingham	☐			☐

03	David L. Houston	☐			☐

04	James D. Palm	☐			☐

05	Scott E. Streller	☐			☐

Proposal 2 –Proposal to approve, on an advisory basis, the Company’s executive compensation				FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 –Proposal to approve, on an advisory basis, the frequency of advisory shareholder vote on the Company’s executive compensation			1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

Proposal 4 –Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011				FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2, 3 AND 4 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

Signature                                          Signature, if held jointly                                          Dated             , 2011

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Proxy – Gulfport Energy Corporation.

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 16, 2011, at

10:00 a.m. Oklahoma City time, at

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.